Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

October 15, 2008

To the Board of Directors of
Rolling Technologies, Inc.
Reno, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Rolling Technologies, Inc. of our report dated October 13, 2008, relating to the financial statements of Rolling Technologies, Inc., a Nevada Corporation, for the year ending July 31, 2008 and for the period from July 27, 2007 (date on inception) to July 31, 2007.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC